Exhibit 99.1

3595 John Hopkins Court, San Diego, CA 92121 Telephone: 858 202 9000 Fax: 858 202 9001

Company Contact	Investor Relations Contact
Paul W. Hawran	Lippert/Heilshorn & Associates
Chief Financial Officer	Zachary Bryant (zbryant@lhai.com)
(858) 202-9000	Jody Cain (jcain@lhai.com)
(310) 691-7100

SEQUENOM REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS

Revenues rise 43% over the same period last year

Conference call begins today at 4:30 p.m. eastern time

SAN DIEGO, May 7, 2007 – Sequenom, Inc. (NASDAQ: SQNM) today reported financial results for the three months ended March 31, 2007. Revenues for the first quarter of 2007 rose 43.1% to $9.9 million, compared with revenues of $6.9 million for the first quarter of 2006. The increase in revenues for the quarter was primarily due to an increase in the number of placements of MassARRAY® systems, related product sales and growth in the contract research services group. The net loss for the first quarter of 2007 of $3.7 million, or $0.11 per share, was primarily unchanged from the same period last year of $3.7 million, or $0.28 per share.

Cost of product and service revenue for the first quarter of 2007 was $4.4 million, compared with $2.7 million for the first quarter of 2006, with the increase primarily associated with higher sales volumes. Research and development expenses were $2.9 million for the first quarter of 2007, compared with $2.5 million for the same period in the prior year, reflecting additional expenses associated with product enhancements and new applications for the MassARRAY platform along with increased research and development investment in non-invasive prenatal diagnostic technology. Selling, general and administrative expenses of $6.6 million for the first quarter of 2007 increased from $5.3 million reported in the first quarter of the prior year, as a result of higher marketing expenses and headcount related costs. Total costs and expenses for the first quarter of 2007 increased to $13.9 million, compared with $11.0 million for the same period last year. Total costs and expenses for the first quarter 2007 include $0.4 million of share-based compensation expense, compared with $0.2 million of share-based compensation expense reported in the first quarter of 2006.

Sequenom Reports First Quarter 2007 Financial Results

As of March 31, 2007, Sequenom had available cash, cash-equivalents and short-term investments totaling $20.3 million, compared with available cash and short-term investments of $24.9 million as of December 31, 2006. Recently, the Company announced completion of a registered direct offering placement of $20.0 million of the Company’s common stock. As of March 31, 2007, the Company reported stockholders’ equity of $22.1 million.

“We are reporting another quarter of excellent financial results with increased revenue of 43% year-over-year and 25% over the fourth quarter 2006, while also keeping our expenses in check,” stated Harry Stylli, Ph.D., President and Chief Executive Officer. “Last month, we reported the completion of a $20 million financing which will allow us to move forward aggressively with our growth strategy plans. These plans include introducing new products and product enhancements in our core MassARRAY systems and services business, as well as introducing the first non-invasive prenatal test, for Rhesus D incompatibility later this quarter.”

2007 First Quarter and Recent Highlights

•

Completed $20.0 Million Financing: In April, we completed the sale of $20.0 million of common stock to several new and existing unaffiliated institutional investors at $3.00 per share, a slight premium to market. The aggregate net proceeds of the sale, after deducting the placement agents’ fees and estimated offering expenses, were approximately $18.4 million. Lehman Brothers Inc. served as lead placement agent, and Rodman & Renshaw, LLC served as co-placement agent.

•

Customer News: In January, the Genome Institute of Singapore (GIS) significantly expanded its nucleic acid analysis capabilities for fine mapping by upgrading its genetic analysis facility to include two new MassARRAY systems with application software packages for running our new iPLEX™ Gold genotyping assay and our EpiTYPER™ assay.

•

Expanded Non-Invasive Prenatal Diagnostic Opportunity: In January, we entered into a strategic collaboration with Qiagen N.V. to jointly develop a gold-standard preanalytical solution for small molecule (fetal) DNA enrichment for prenatal diagnostics. Also in January, we entered into a collaboration and license agreement with Lenetix Medical Screening Laboratory, Inc. to develop and commercialize a proprietary non-invasive prenatal Rhesus D (RhD) incompatibility test based on our patent rights and using RT PCR methodology. In February, we further expanded our non-invasive prenatal diagnostic intellectual property portfolio by acquiring additional rights from the Chinese University of Hong Kong (CUHK), including methods of fetal nucleic acid analysis using methylation marker and gene expression analysis on a maternal blood, serum, or plasma sample. We also obtained exclusive rights to a portfolio of methylation and nucleic acid markers from CUHK.

•

Publications: In January, a research study published in “Nature Medicine” (Plasma placental RNA allelic ratio permits noninvasive prenatal chromosomal aneuploidy detection, Y M Dennis Lo, et al) demonstrated that starting with a simple non-invasive blood sample from a pregnant woman, an RNA single nucleotide polymorphism-based methodology alone, or in combination

Sequenom Reports First Quarter 2007 Financial Results

with other molecular determinations, should have the requisite accuracy for future diagnostic use in screening for Down syndrome. This study which was executed on the MassARRAY platform provides clear proof of concept that a Downs Syndrome test is technically feasible. SQNM has the exclusive license to this intellectual property from the CUHK. In March, results of an independent study published in “Nature Genetics” (High-throughput oncogene mutation proofing in human cancer, Roman K Thomas, et al.) found that the sensitivity of MassARRAY technology genotyping is consistent with prior genetic association studies using pooled DNA samples and that the MassARRAY technology may exceed the gold standard of Sanger sequencing for mutations profiling in tumor specimens.

•

Hired Key Executives: In February, we named Steve Owings to the newly created position of Vice-President of Commercial Development, Prenatal Diagnostics. In April, biotech finance veteran Paul Hawran joined as Chief Financial Officer.

2007 Financial Guidance

Sequenom affirms previously announced full year 2007 guidance:

•	We expect total 2007 revenues to be in the $37.0 to $39.0 million range.
•

We plan to increase our investment in sales and marketing initiatives and our non-invasive prenatal diagnostics initiatives. As a result, for 2007 we expect research and development expenses to be $16.0 to $17.0 million, selling, general, and administrative expenses to range from $28.0 to $29.0 million, and stock-based compensation expense to be $2.0 to $3.0 million.

•	Based on this, we expect to report a net loss for the year of between $23.0 to $25.0 million, and cash burn of $16.0 to $18.0 million.

Conference Call

Sequenom’s management will host an investment-community conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss financial results, provide a business update and answer questions.

Individuals interested in participating in the conference call may do so by dialing (866) 844-2998 for domestic callers, or (706) 679-9912 for international callers. Those interested in listening to the conference call live via the Internet may do so by visiting the company’s Web site at www.sequenom.com and clicking the webcast link in the lower left corner of the homepage.

A webcast replay will be available on the Sequenom Web site for 14 days. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering reservation code 6275900.

About Sequenom

Sequenom is committed to providing the best genetic analysis products that translate genomic science into superior solutions for biomedical research, livestock and agricultural applications, molecular

Sequenom Reports First Quarter 2007 Financial Results

medicine, and non-invasive prenatal testing. Sequenom’s proprietary MassARRAY system is a high-performance nucleic acid analysis platform that efficiently and precisely measures the amount of genetic target material and variations therein. The system is able to deliver reliable and specific data from complex biological samples and from genetic target material that is only available in trace amounts. Sequenom has exclusively licensed intellectual property rights for the development and commercialization of non-invasive prenatal genetic tests for use with the MassARRAY system and other platforms.

Sequenom® and MassARRAY® are trademarks of SEQUENOM, Inc.

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding the Company’s intentions regarding its growth plans, introducing new products and product enhancements, introducing a non-invasive prenatal test for Rhesus D incompatibility later this quarter, performance expectations under the Company’s agreements with other parties including Qiagen N.V., and Lenetix Medical Screening Laboratory, Inc., the potential suitability of certain methodologies and of the Company’s MassARRAY platform for diagnostic use, application of MassARRAY technology for mutations profiling in tumor specimens, and all of the statements under 2007 Financial Guidance, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with the Company’s operating performance, demand for and market acceptance of the Company’s products, services, and technologies, new technology and product development and commercialization particularly for new technologies such as non-invasive prenatal diagnostics, reliance upon the collaborative efforts of other parties, research and development progress, competition, government regulation, obtaining or maintaining regulatory approvals, and other risks detailed from time to time in the Company’s SEC (U.S. Securities and Exchange Commission) filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and other documents subsequently filed with or furnished to the SEC. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

[Tables to follow]

Sequenom Reports First Quarter 2007 Financial Results

SEQUENOM, Inc.

Condensed Consolidated Financial Statements

(in thousands, except per share data)

Consolidated Summary of Operations

	Three Months Ended
	March 31,
	2007	2006
	(Unaudited)
Revenues:
Consumables	$4,199	$2,855
Other product related	4,909	3,665
Services	773	14
Research and other	11	377

Total revenues	9,892	6,911
Costs and expenses:
Cost of product & service revenue	4,426	2,720
Research and development expenses	2,875	2,464
Selling and marketing expenses	3,460	2,644
General and administrative expenses	3,181	2,658
Amortization of acquired intangibles and other	—	507

Total costs and expenses	13,942	10,993

Operating loss	(4,050)	(4,082)
Interest income, net	340	47
Other income, net	(19)	83

Loss before income taxes	(3,729)	(3,952)
Deferred income tax benefit	—	232

Net loss	$(3,729)	$(3,720)

Net loss per share, basic and diluted:	$(0.11)	$(0.28)

Weighted average shares outstanding, basic and diluted	33,447	13,414

Consolidated Balance Sheet Information
	March 31,	December 31,
	2007	2006
	(Unaudited)	(Audited)
Assets:
Cash, cash equivalents, short-term investments and restricted cash	$21,750	$26,330
Property, equipment and leasehold improvements, net	4,788	4,528
Other assets, including intangibles	11,106	9,023

Total assets	$37,644	$39,881

Liabilities and Stockholders’ Equity:
Deferred revenue	$1,761	$1,727
Other liabilities	13,752	12,704
Stockholders’ equity	22,131	25,450

Total liabilities and stockholders’ equity	$37,644	$39,881

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